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                                                                 EXHIBIT 10.3(2)


                                SIXTH AMENDMENT
                                       TO
                    THE G. B. DEALEY RETIREMENT PENSION PLAN
              (As Amended and Restated Effective January 1, 1988)


         A. H. Belo Corporation, a Delaware corporation, pursuant to authorization of its Board of Directors, adopts the following amendments to the
G. B. Dealey Retirement Pension Plan (the "Plan").

         1. Section 1.14 of the Plan ("Credited Service") is amended by the addition of the following sentence:

                 In determining the Credited Service of an Employee who became an employee of WWL-TV, Inc., a Delaware corporation, on June 1, 1994, and who immediately prior to that date was an employee of Rampart Operating Partnership, a partnership organized under the laws of the State of Louisiana ("Rampart"), such Employee will receive credit for his period of employment with Rampart or any affiliate of Rampart, calculated in the same manner as if it had been employment with a Controlled Group Member, for purposes of eligibility to participate in the Plan under Section 2.1 but not for purposes of determining the amount of his retirement benefit or his vested interest in his retirement benefit or for any other purpose of the Plan.

         2. Section 2.1 of the Plan ("Eligibility to Participate") is amended by the addition of the following sentence:

                 Notwithstanding the foregoing, each Employee of WWL-TV, Inc. who completed a year of Credited Service on or before May 31, 1994, will become a Participant on June 1, 1994.

         3. Section 4.1(c) of the Plan is amended in its entirety to read as follows:





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                 (c)       Full Vesting for Certain Participants.  A
         Participant's interest in his Accrued Benefit as of March 31, 1994 will become 100% vested and nonforfeitable without regard to his years of Credited Service if he is employed by DFW Suburban Newspapers, Inc. on such date. In addition, any Participant who terminated employment with DFW Suburban Newspapers, Inc., or who was classified as a newspaper employee and terminated employment with Dallas-Ft. Worth Suburban Newspapers, Inc., on or after January 1, 1994 and before March 31, 1994 will have a 100% vested and nonforfeitable interest in his Accrued Benefit as of the date of his termination without regard to years of Credited Service.

         4. Section 5.1(a) of the Plan is amended by in its entirety to read as follows:

                 (a) General Rule. A Participant who terminates employment at age 65 will receive a monthly retirement benefit beginning on his Normal Retirement Date in an amount equal to the sum of (i) 1.1% of his Final Monthly Compensation multiplied by his years of Credited Service and (ii) 0.35% of his Final Monthly Compensation in excess of his Covered Compensation multiplied by his years of Credited Service up to 35 such years, plus, if he is a Participant to whom the provisions of Section 6.4 apply, a monthly benefit equal to the benefit described Section 6.4(a)(v).

         The amendment set forth in paragraph 5 is effective as of April 30, 1991. The amendment set forth in paragraph 3 is effective on and after April 1, 1994. The remaining amendments are effective as of June 1, 1994.

         Executed at Dallas, Texas, this 27th day of July, 1994.

                                                      A. H. BELO CORPORATION




                                                      By /s/ MICHAEL J. MCCARTHY





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